CONSENT OF ERNST & YOUNG LLP,

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights and Financial Statements” in the Combined Proxy Statement/Prospectus included in this Registration Statement (Form N-14)(Pre-Effective Amendment No. 1 to File No. 333-156102) of The RBB Fund, Inc., and the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information of the Robeco Investment Funds of The RBB Fund, Inc., dated December 31, 2008, incorporated by reference in this Registration Statement, and to the incorporation by reference in this Registration Statement of our report on the Robeco Boston Partners Long/Short Equity Fund and the Robeco WPG 130/30 Large Cap Core Fund of The RBB Fund, Inc, dated October 30, 2008, included in the 2008 Annual Report to shareholders.

Ernst & Young LLP

Philadelphia, Pennsylvania

February 24, 2009